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Pricing Supplement dated January 13, 1997                         Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated October 30, 1996)


                                  ADVANTA CORP.
                   Medium-Term Notes, Series D - Floating Rate

==================================================================================================
Principal Amount: $25,000,000               Initial Interest Rate: To be determined as of 01/22/97
Agent's Discount or Commission: $75,000     Stated Maturity Date:  01/24/2000
Net Proceeds to Issuer: $24,925,000         Original Issue Date: 01/24/97
Issue Price: 100%                           Trade Date:  01/13/97
===================================================================================================
Calculation Agent: Chase Manhattan Bank                       Cusip No.:  00756QDC9


Interest Calculation:


         [X]      Regular Floating Rate Note                        [ ]      Floating Rate/Fixed Rate Note
                                                                             (Fixed Rate Commencement Date):
         [ ]      Inverse Floating Rate Note                                 (Fixed Interest Date):
                    (Fixed Interest Rate):

         [ ]      Other Floating Rate Note (see attached)

Interest Rate Basis:

         [ ]      CD Rate                                           [ ]      Commercial Paper Rate

         [ ]      Eleventh District Cost of Funds Rate              [ ]      Federal Funds Rate

         [ ]      LIBOR                  Index Currency:

         [ ]      LIBOR Reuters                                     [ ]      Treasury Rate

         [X]      LIBOR Telerate

                                                                    [ ]      Other:
         [ ]      CMT Rate

                           Designated CMT Telerate Page:
                           Designated CMT Maturity Index:

Initial Interest Reset Date:  April 24, 1997                        Spread (+/-):  +0.3200%
Interest Reset Dates:   The  24th day of each April,                Spread Multiplier: N/A
                        July, October and January                   Maximum Interest Rate:  N/A
                                                                    Minimum Interest Rate:  N/A


Interest Payment Dates:  The 24th day of each April, July, October and January, commencing April 24, 1997, with a final interest payment on January 24, 2000

Index Maturity: 3-Month LIBOR

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Day Count Convention:

         [ ]      30/360 for the period from              to

         [X]      Actual/360 for the period from  01/24/97 to 01/23/2000

         [ ]      Actual/Actual for the period from       to

Redemption:

         [X]      The Notes cannot be redeemed prior to the Stated Maturity
                  Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                  Initial Redemption Percentage: _____%
                  Annual Redemption Percentage Reduction:   ____% until
                  Redemption
                  Percentage is 100% of the principal amount.

Repayment:

         [X]      The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                  Optional Repayment Date(s):
                  Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         [ ]      Yes      [X]      No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         [X]      Book Entry        [ ]     Certificated

Agent acting in the capacity as indicated below:

         [X]      Agent             [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ ]      Other Provisions:

         [X]   Salomon Brothers Inc

                  [ ]   Bear, Stearns & Co. Inc.

                             [ ]   CS First Boston

                                          [ ]   Donaldson, Lufkin & Jenrette
                                                   Securities Corporation

                                                       [ ]  Merrill Lynch & Co.